UNANIMOUS SHAREHOLDER'S CONSENT

      The UNDERSIGNED being the record and beneficial owners of all shares of the outstanding capital stock of the World Bond-Debenture Series of Lord Abbett Securities Trust ("the Fund"), does hereby consent to the taking of the actions set forth below without a shareholders meeting in accordance with the provisions of Section 5.13 of the Declaration and Agreement of Trust, as amended to this date.

      1. Approval of the Addendum to the Management Agreement between the Fund (on behalf of the Series) and Lord, Abbett & Co. in the form attached hereto increasing the management fee to 0.75 of 1%.

DST Systems, Inc.                         Lord, Abbett & Co.

By  /s/ Jonathan Boehn                     /s/ Robert S. Dow
   -----------------------                --------------------
   Jonathan Boehn                          Robert S. Dow
   Group Vice President                    Managing Partner

The Lord, Abbett & Co.
Profit Sharing Plan


BY:
   -------------------                    -------------------
   Trustee Of The Lord, Abbett & Co.         Zane E. Brown
   Profit Sharing Plan
Dated: March , 1998